Exhibit 5.1
[Calfee, Halter & Griswold LLP Letterhead]
May 19, 2006
Elcom International, Inc.
10 Oceana Way
Norwood, Massachusetts 02062

Re:	The 2004 Stock Option Plan of Elcom International, Inc. The 2005 Stock Option Plan of Elcom International, Inc.
     We are familiar with the proceedings taken and proposed to be taken by Elcom International, Inc., a Delaware corporation (the “Company”), with respect to the 21,000,000 common shares, par value $.01 per share, of the Company (the “Shares”), to be offered and sold from time to time pursuant to the 2004 Stock Option Plan of Elcom International, Inc. and the 2005 Stock Option Plan of Elcom International, Inc. (collectively, the “Plans”). As counsel for the Company, we have assisted in the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission in connection with the registration of the Shares under the Securities Act of 1933, as amended (the “Securities Act”).
     In this connection, we have examined such documents, records and matters of law as we have deemed necessary or advisable for purposes of the opinions expressed herein, and based thereon, we are of the opinion that the Shares are duly authorized and, when issued in accordance with the terms and conditions of the Plans, will be validly issued, fully paid and nonassessable.
     We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the State of Ohio and the General Corporation Law of the State of Delaware.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.
Very truly yours,
/s/ Calfee, Halter & Griswold LLP
CALFEE, HALTER & GRISWOLD LLP